Exhibit 3.62

CERTIFICATE OF INCORPORATION

OF RT ONE PERCENT HOLDINGS, INC.

1. The name of the corporation is RT One Percent Holdings, Inc.

2. The address, including the street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, 19804, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or prompted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) at a par value of $1.00 per share. All such shares are of one class and are shares of Common Stock.

5. The name and mailing address of the sole incorporator are as follows:

Name	Mailing Address
Daniel T. Cronk	Ruby Tuesday, Inc.
150 West Church Avenue
Maryville, TN 37801

6. The name and mailing address of the initial directors of the corporation who shall serve until the first annual meeting of stockholders or until their successors are elected and qualified, are as follows:

Name	Mailing Address
S. E. Beall, III	150 West Church Avenue
Maryville, TN 37801

Marguerite A. Naman	150 West Church Avenue
Maryville, TN 37801

Daniel T. Cronk	150 West Church Avenue
Maryville, TN 37801

7. The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly has hereunto set my hand this 27 day of February, 2001.

/s/ Daniel T. Cronk
Daniel T. Cronk, Sole Incorporator